Exhibit 3.2(d)

AMENDED AND RESTATED OPERATING AGREEMENT

OF

BEAZER HOMES HOLDINGS, LLC

THIS AMENDED AND RESTATED OPERATING AGREEMENT (this “Agreement”) of Beazer Homes Holdings, LLC, a Delaware limited liability company (the “Company”), is adopted as of February 19, 2018 (the “Effective Date”) by Beazer Homes USA, Inc. as the sole member of the Company (the “Member”).

WHEREAS, the Company was originally formed as a stock corporation under the name    “BZH Holdings Corporation” pursuant to the filing of a Certificate of Incorporation on January 11, 1996 in the office of the Secretary of State of the State of Delaware;

WHEREAS, the Company was converted from a stock corporation to a Delaware limited liability company pursuant to a Certificate of Conversion, effective as of 12:00 midnight, Eastern Time, at the beginning of October 11, 2016; and

WHEREAS, the Member desires to enter into this Agreement to set forth, among other things, its rights and obligations as the sole member of the Company.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein made and intending to be legally bound, the Member hereby agrees as follows:

Section 1.     Name.

The name of the limited liability company governed hereby is “Beazer Homes Holdings, LLC.”

Section 2.     Purpose.

The Company does and will exist for the object and purpose of engaging in any lawful act or activity for which limited liability companies may be formed under the Delaware Limited Liability Company Act (6 Del.C. § 18-101, et seq.), as in effect from time to time (the “Delaware Act”), and engaging in any and all activities necessary or incidental to accomplish the foregoing.

Section 3.     Term.

The Company shall continue until dissolved and terminated in accordance with Section 12 of this Agreement.

Section 4.     Offices.

The principal office of the Company shall be located at such places inside or outside the State of Delaware as the Manager (as defined in Section 7(a) below) may from time to time designate. The Company may maintain offices at such other place or places as the Company deems advisable. The registered office of the Company required by the Delaware Act to be maintained in the State of Delaware shall be the office of the registered agent named in the Company’s Certificate of Formation, dated on September 29, 2016 (the “Certificate”), or such other office (which need not be a place of business of the Company) as the Manager may designate from time to time in the manner provided by law. The registered agent of the Company in the State of Delaware shall be the registered agent named in the Certificate or such other person or persons as the Manager may designate from time to time in the manner provided by law.

Section 5.     Member.

The Member shall own all of the limited liability company interests in the Company.

Section 6.     Certificates.

The Member’s interest in the Company, including any capital, income, gains, losses, deductions and expenses of the Company, and the right to vote, if any, on matters affecting the Company or the Member’s interest therein, as provided by the Delaware Act or this Agreement, shall be represented by units of limited liability company interests (each, a “Unit”). The Company may, but shall not be required to, issue certificates representing Units. For all purposes, the Units shall be deemed a security or securities governed by Article VIII of the Uniform Commercial Code.

Section 7.     Management Authority.

(a)     The Company shall be manager-managed by the manager(s) set forth on Schedule I (the “Manager”). The Member may designate multiple managers. Except as otherwise expressly provided in this Agreement, each Manager, acting alone or in conjunction with the other Managers, has the authority to bind the Company and to take actions on its behalf.

(b)     Except as otherwise expressly provided in this Agreement, (i) the Manager shall conduct, direct, and exercise full control over all activities of the Company, (ii) all management powers over the business and affairs of the Company shall be vested in the Manager (subject to any delegations made by the Manager as set forth in Section 9 below), (iii) the Manager shall have the power to bind or take any action on behalf of the Company, or to exercise any rights and powers (including, without limitation, the rights and powers to take certain actions, give or withhold certain consents or approvals, or make certain determinations, opinions, judgments, or other decisions) granted to the Company under this Agreement or any other agreement, instrument, or other document to which the Company is a party, and (iv) the Manager will have the power on behalf of and in the name of the Company to carry out any and all of the objects and purposes of the Company, and to perform all acts and enter into and perform all agreements and other necessary undertakings that it deems necessary or advisable or incidental thereto.

(c)     When the taking of such action has been authorized by the Manager pursuant to Sections 9 and 10 or other specific authorization, any Officer of the Company or any other person specifically authorized by the Manager may enter into, and execute any and all contracts or other agreements or documents including, but not limited to, plats, permits, applications, easements, CCRs, development agreements, deeds, bonds, mortgages, and take other actions on behalf of the Company. All matters of the Company shall be determined by the Manager. Any action required or permitted to be taken by the Manager at a meeting may be taken without a meeting. The Manager may adopt such other procedures governing meetings and the conduct of the business as he or she shall deem appropriate.

Section 8.    Removal of Manager.

The Member may, remove, with or without cause, the Manager. The person elected to fill such vacancy shall be elected by the Member, and such person shall hold office until his or her successor is elected or until his or her earlier death, resignation or removal.

Section 9.    Officers Generally.

The officers of the Company shall be appointed by the Manager, and the Manager may assign such officers titles including, but not limited to, “chief executive officer, “president,” “executive vice president,” “vice president,” “treasurer,” “secretary,” “assistant secretary” and “chief financial officer” (the persons appointed to such positions from time to time, the “Officers”). The President and Chief Executive Officer, the Executive Vice President and Chief Financial Officer, the Executive Vice President and Secretary, and the Vice President and Treasurer of the Company are set forth on Schedule I attached hereto, such Officers to hold office and to serve as such pursuant to applicable law and this Agreement and such other policies, procedures and guidelines of Beazer Homes USA, Inc., a Delaware corporation (“Beazer USA”), and the Company until his or her successor is appointed by the Manager or until his or her earlier resignation, removal from office or death. For the avoidance of doubt, the Manager may appoint, employ or otherwise contract with such other persons or entities for the transaction of the business of the Company or the performance of services for or on behalf of the Company as he or she shall determine in his or her discretion, and the Manager may delegate to any persons such authority to act on behalf of the Company as the Manager may from time to time deem appropriate in his or her discretion.

Section 10.     Regional Officers.

The Company is an operating entity of Beazer USA. The Manager may, in his or her sole discretion, appoint or designate any person or persons to serve as a regional officer(“Regional Officer”) and/or agent (“Designated Agent”) in any business segment that Beazer USA operates and, in connection therewith, determine his or her powers and duties, and authorize any such person or persons to enter into, execute and deliver any and all deeds, bonds, mortgages, contracts or other obligations or instruments, and to take other actions on behalf of the Company. Any Regional Officer and any Designated Agent shall hold office and serve as such pursuant to applicable law and this Agreement and such other policies, procedures and guidelines of Beazer USA, and the Company until his or her successor is appointed by the Manager or until his or her earlier resignation, removal from office or death.

Section 11.    Distributions and Allocations.

(a)    Distributions. Distributions of cash or other assets of the Company shall be made at such times and in such amounts as the Member may determine. All distributions shall be made to the Member.

(b)     Allocations of Profits or Losses. Except as may be required by the Internal Revenue Code of 1986, as amended, each item of income, gain, profit, loss, deduction or credit to the Company shall be allocated to the Member.

Section 12.    Dissolution. The Company shall be dissolved and its affairs wound up and terminated upon the first to occur of the following:

(a)    the determination of the Member to dissolve the Company; or

(b)    the occurrence of any event causing a dissolution of the Company under the Delaware Act.

Section 13.    Limitation on Liability.

The debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and the Member shall not be obligated personally for any such debt, obligation or liability of the Company solely by reason of being the Member. The failure of a limited liability company to observe any formalities or requirements relating to the exercise of its powers or management of its business or affairs under this Agreement or the Delaware Act shall not be grounds for imposing personal liability on the Member for liabilities of the limited liability company.

Section 14.    Fiduciary Duties.

To the maximum extent permitted by applicable law, the Manager shall not have any duty (including fiduciary duty) to the Company (or any person claiming through or on behalf of the Company) and shall not be liable to the Company (or any person claiming through or on behalf of the Company) for any act or omission of the Manager. The provisions of this Agreement, to the extent they restrict the duties (including fiduciary duties) and liabilities of the Manager otherwise existing at law or in equity are agreed by the Company to replace such duties and liabilities of the Manager. To the maximum extent permitted by applicable law, the Company hereby waives any claim or cause of action against the Manager and its representatives for any breach or alleged breach of any fiduciary duty to the Company or any of its subsidiaries (or any person claiming through or on behalf of the Company or any of its subsidiaries), including any claim as may result from (x) any conflict of interest, including any conflict of interest between the Company or its Manager, (y) any breach of loyalty or (z) any breach of the duty of care.

Section 15.    Indemnification.

The Company shall, to the fullest extent authorized by the Delaware Act, indemnify and hold harmless the Member, Manager and Officers of the Company from and against any and all claims and demands arising by reason of the fact that such person is, or was, a Member, Manager or Officer of the Company. Such indemnification shall include all reasonable expenses and fees incurred, including, without limitation, reasonable legal fees and other professional fees and expenses.

Section 16.     Amendments.

This Agreement may be amended only upon the written consent of the Member.

Section 17.     Governing Law.

This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Delaware without giving effect to any choice of law or conflict of law provision or rule (whether the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

Section 18.     Singular; Plural; Gender.

Wherever from the context it appears appropriate, each term stated in either the singular or the plural shall include the singular and the plural, and pronouns stated in either the masculine, the feminine or the neuter gender shall include the masculine, feminine and neuter.

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IN WITNESS WHEREOF, the Member has duly executed this Amended and Restated Operating Agreement as of the Effective Date.

BEAZER HOMES USA, INC.
By:

Name:	Allan P. Merrill
Title:	President and Chief Executive Officer

[Signature Page to the Operating Agreement of Beazer Homes Holdings, LLC]

SCHEDULE I

Manager

Allan P. Merrill

Robert L. Salomon

Keith L. Belknap

Officers

1.	President and Chief Executive Officer – Allan P. Merrill

2.	Chief Financial Officer and Executive Vice President – Robert L. Salomon

3.	Executive Vice President and Secretary – Keith L. Belknap

4.	Vice President and Treasurer – David I. Goldberg